UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 31, 2015

PRESS GANEY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37398	20-0259496
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 Edgewater Place

Suite 500

Wakefield, Massachusetts 01880

(Address of principal executive offices) (Zip Code)

(781) 295-5000

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information in this Current Report on Form 8-K set forth under Item 2.03 is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

The information in this Current Report on Form 8-K set forth under Item 2.03 is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 31, 2015, Press Ganey Holdings, Inc. (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) with Barclays Bank PLC (“Barclays”), Bank of Montreal (“BMO”), Goldman Sachs Bank USA (“Goldman”), Wells Fargo Bank, National Association (“WFS”), KeyBank National Association (“KeyBank”), Fifth Third Bank (“Fifth Third”), Raymond James Bank, N.A. (“Raymond James”), 1st Source Bank (“1st Source”) and Lake City Bank (“LCB”) and other lending institutions that are parties to the Credit Agreement (collectively, with Barclays, BMO, Goldman, WFS, KeyBank, Fifth Third, Raymond James, 1st Source and LCB the “Banks”), and Barclays, as administrative agent and collateral agent.

The Credit Agreement consists of a $185 million senior secured term loan facility (the “Term Loan”) and a $75 million senior secured revolving credit facility (the “Revolver” and any advances thereunder, the “Revolving Loan”). At the Company’s option, up to $10 million of the Revolver may be made available as swing line loans on a same-day basis.  In addition, at the Company’s option, up to $15 million of the Revolver may be made available for the issuance of letters of credit.  The Company’s obligations under the Credit Agreement are guaranteed by the Company’s existing and subsequently acquired or organized wholly-owned material U.S. restricted subsidiaries, other than the Excluded Subsidiaries (as defined in the Credit Agreement). The Company’s obligations under the Credit Agreement are secured by substantially all of the assets of the Company and its wholly-owned material U.S. restricted subsidiaries, including a pledge of the Company’s and the Company’s existing and subsequently acquired or organized wholly-owned material U.S. restricted subsidiaries’ interests in the Pledged Equity (as defined in the Credit Agreement).

Also on July 31, 2015, the Company repaid in full the then-outstanding balance of approximately $183 million under its then-existing $375 million credit facility (the “Existing Facility”) and terminated the agreement governing the Existing Facility.

The Company used the proceeds from the Term Loan for repayment of its Existing Facility and for other purposes.  The Company expects to use the proceeds from the Revolver for working capital and general corporate purposes.

The Term Loan and the Revolving Loan initially bear interest at an annual rate, at the Company’s option, of (i) the Base Rate (as defined in the Credit Agreement) plus from 0.50% to 1.25% or (ii) the Eurodollar Rate (as defined in the Credit Agreement) plus from 1.50% to 2.25%, in each case depending on the Company’s Senior Secured Net Leverage Ratio.  The Term Loan and the Revolving Loan mature July 31, 2020, subject to extension.

In addition, the Company is required to pay commitment fees on the undrawn portion of the Revolver from 0.375% to 0.50%, depending on the Company’s Senior Secured Net Leverage Ratio.  The Company is required to pay a fee to the issuing bank equal to 0.125%  (or such lower amount as may be agreed) of the amount of undrawn letters of credit.

The Credit Agreement contains affirmative and negative covenants requiring, among other things, the Company to meet certain financial ratio tests and to provide certain information to the lenders.  The Credit Agreement also includes a financial maintenance covenant that requires compliance with a Senior Secured Net Leverage Ratio (as defined in the Credit Agreement), tested at the end of each fiscal quarter commencing with the fiscal quarter ending December 31, 2015. Non-compliance with one or more of the covenants and restrictions contained in the Credit Agreement could result in the full or partial principal balance of the Term Loan and Revolving Loan becoming immediately due and payable.

A copy of the Credit Agreement, the terms of which are incorporated herein by reference, is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01 Other Events

On July 31, 2015, the Company issued a press release announcing its entry into the Credit Agreement and the refinancing of its Existing Facility. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)              Exhibits.

10.1                        Credit Agreement dated July 31, 2015

99.1                        Press release issued July 31, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESS GANEY HOLDINGS, INC.

By:	/s/ Devin J. Anderson
Devin J. Anderson
General Counsel and Corporate Secretary

Date: August 3, 2015

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement dated July 31, 2015
99.1	Press release issued July 31, 2015